EXHIBIT 10.7 (e)

BANK RHODE ISLAND

AMENDMENT NO. 6

TO

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

WHEREAS, Bank Rhode Island (the “Bank”) has adopted a Supplemental Executive Retirement Plan (the “Plan”); and

WHEREAS, under Section 6.3 of the plan, payments made to any Participant under the Plan resulting from a Change of Control will be reduced to the extent necessary so that the Participant shall not be liable for federal excise taxes on such payment; and

WHEREAS, on October 14, 2004, the Compensation Committee of the Board of Directors of the Bank approved amending Section 6.3 of the Plan in order to clarify the process and procedure by which the Bank will pay any federal excise taxes that become due in connection with a Change in Control and any additional taxes incident thereto;

WHEREAS, on December 21, 2004, the Board of Directors of the Bank approved amendments to the Plan to confirm the authority of the Compensation Committee to administer the Plan and ratified prior actions taken by the Compensation Committee with respect to the Plan; and

NOW, THEREFORE, the Plan is amended as follows:

1. That Section 2.4 is amended in its entirety to read as follows:

“2.4 “Board” means the Board of Directors of the Bank or the Compensation Committee or other committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board.”

2. Section 6.3 of the Plan be amended in its entirety to read as set forth below:

“6.3 Excise Tax Equalization Payment. In the event that (through acceleration of vesting of benefits pursuant to Section 6.1 or otherwise) the Participant becomes entitled to receive a payment under Section 6 (“Change of Control Payment”) that will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code (or any similar tax that may hereafter be imposed), then the Bank shall pay to Participant in cash an additional amount (the “Gross-Up Payment) such that the net amount retained by Participant after deduction of any Excise Tax upon the Change of Control Payment and any Federal, state and local income tax and excise tax upon the Gross-Up Payment provided for by this Section 6.3 (including FICA and FUTA), shall be equal to the Change of Control Payment. In the event the Participant makes an election pursuant to the regulations under Section 280G of the Code (or any similar provision) (the “Acceleration Election”) to accelerate the payment of any Excise Tax due with respect to a Change of Control Payment which, pursuant to the terms of the Plan, will be paid subsequent to the year in which the Change of Control occurs such Gross-Up Payment shall be made by the Bank to the Participant within thirty (30) days from the later of (i) the Change of Control that triggers the payment obligation and (ii) the date on which the Participant notifies the Bank in writing of the Participant’s Acceleration Election. In the event the Participant does not make an Acceleration Election, such Gross-Up Payment(s) shall be made concurrent with the payment of any retirement benefit under the Plan which is treated as a Change of Control Payment. All Gross-Up Payments payable to the Participant shall be subject to all required and customary deductions by the Bank and the Participant acknowledges that if the Participant is an employee of the Bank at the time a Gross-Up Payment is made, all or subsequently all of the Gross-Up Payment shall be withheld and remitted to Federal and/or state tax authorities on behalf of the Participant. For the purpose of this Section 6.3, all defined terms shall be given the meanings provided herein.”

3. All other provisions of the Plan shall remain in full force and effect and are hereby ratified, approved and confirmed.

IN WITNESS WHEREOF, the Bank has caused this Amendment No. 6 to the Supplemental Executive Retirement Plan to be executed by its duly authorized officer as of the 20th day of January, 2005.

BANK RHODE ISLAND

By:	/s/ JOHN R. BERGER
John R. Berger Chairman of Compensation Committee

Attest:

/s/ MARGARET D. FARRELL
Secretary